Exhibit 10.1

2017 Management Incentive Program

Purpose

The purpose of the Endurance International Group Holdings, Inc. (the “Company”) Management Incentive Program is to share the success of the Company. This document describes guidelines and administration.

Eligibility

Eligibility is determined by role and level within the Company; generally full-time Director-level (SM) and above professionals. Eligible employees are notified in writing. Employees must be hired by October 31st to be eligible for that year’s bonus. To receive payment, an employee must be actively working for the Company at the time payment is made and in good standing. Any employee eligible to participate in any other discretionary incentive plan including without limitation a sales commission plan is ineligible.

Participation Level

Individual target bonus percentage is determined by organization level.

Eligible Earnings

Eligible earnings include payments made during the year of regular earnings excluding payments for overtime, bonuses and other special or incentive payments.

Participation Effective Date

For new hires with program participation, the effective date is the start date. For current employees added to the program or receiving a target adjustment, the effective date is July 1 if the change is made during the annual merit cycle, or the start of the next quarter if the change is made outside of the annual merit cycle.

Annual Bonus Pool Determination

Bonus pool funding is dependent on the Company’s achievement of the GAAP Revenue and Adjusted EBITDA targets recommended by management and approved by the Board of Directors or a committee of the Board. Achievement of the performance metrics is based on performance results from the previous year as determined by the Finance group and approved by the Board or a committee of the Board, and may include or exclude any of the following events that occur during the performance year: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures. Adjustments to achievement of performance metrics and/or payout levels may be made to neutralize the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events.

Each performance metric is weighted 50% and the minimum threshold for each metric must be achieved by the Company before such metric will contribute towards the bonus calculation. The MIP can pay out if the minimum threshold of one metric is hit but not the other. Achievement of 100% GAAP Revenue and 100% Adjusted EBITDA performance will equate to 100% funding of the bonus pool. Bonus pool funding will be determined using linear interpolation between the stated percentages.

Metric Target Achievement	Metric Target Payout
Zero payout < 88%
88%	50%
92%	75%
96%	90%
100%	100%
103%	150%
106%	175%

Example: 90.1% Achievement = 63.1% Payout Factor; 92.3% Achievement = 76.1% Payout Factor

Calculation Guidelines

In addition to the Company targets, the bonus calculation is dependent upon individual performance as determined by an employee’s direct manager.

Target bonus is the product of eligible earnings * target % * 50% * GAAP Revenue Payout Factor, plus the product of eligible earnings * target % * 50% * Adjusted EBITDA Payout Factor. Final Bonus Payment is adjusted based on individual performance.

Performance	Individual Performance Adjustment
Exceeded goals	100% ++
Met goals	100%
Did not meet all goals	< 100%
Off Track	0%; i.e., not bonus eligible

Example

Eligible Earnings:	$25,000
Target %:	10% or $2,500
GAAP Revenue Payout Factor (weighted 50%, based on 90.1% Achievement):	63.1% or $789.06
Adjusted EBITDA Payout Factor (weighted 50%, based on 92.3% Achievement):	76.1% or $951.56
Target Bonus:	$1,740.63
Individual Performance Adjustment:	110% or $1,914.69
Final Bonus Payment	$1,914.69

Payment Timing

Payments are made via payroll following the 4th Quarter earnings release. All payments and program funding are at Board discretion.

Definitions

GAAP Revenue means revenue recognized for the year ended December 31, 2017 in accordance with U.S. Generally Accepted Accounting Principles (GAAP), as reported in the Company’s publicly filed financial statements.

Adjusted EBITDA means net (loss) income for the year ended December 31, 2017, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, and impairment of other long-lived assets.

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